Exhibit 99.1
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com	Press Release

FRANKLIN COVEY REPORTS EXCEPTIONALLY STRONG FOURTH QUARTER RESULTS, CAPPING AN OUTSTANDING 2021 FISCAL YEAR

Fourth Quarter Sales Increase to a Record $68.9 Million, Full-Year Sales Increase 13% to $224.2 Million

All Access Pass Subscription and Subscription Services Sales Grow 41% to $32.0 Million in the Fourth Quarter, Education Division Subscription Revenues Grow 52%

Billed and Unbilled Deferred Subscription Revenue Increases 27% Over the Prior Fiscal Year to $127.4 Million

Operating Income and Adjusted EBITDA Exceed Expectations as Fourth Quarter Adjusted EBITDA Increases 18% to $10.6 Million, Full-Year Adjusted EBITDA Increases 96% to $28.0 Million

Cash Flows from Operating Activities Increases 68% to $46.2 Million for Fiscal Year—Liquidity and Financial Position Remain Strong

Company Provides Guidance for Fiscal 2022

Salt Lake City, Utah –  Franklin Covey Co. (NYSE: FC), a global performance improvement company that creates, and on a subscription basis, distributes world-class content, training, processes, and tools that organizations and individuals use to achieve systemic changes in human behavior to transform their results, today announced financial results for its fourth quarter and fiscal 2021, ended August 31, 2021.

Introduction

The Company’s strong fourth quarter and full-year performance was highlighted by the following key metrics:

▪

The Company’s consolidated sales for the quarter ended August 31, 2021 achieved record fourth-quarter levels.  Consolidated sales for the fourth quarter increased 41% to $68.9 million compared with $49.0 million in fiscal 2020, and $65.2 million in the pre-pandemic fourth quarter of fiscal 2019.  Full-year fiscal 2021 sales increased 13% to $224.2 million.  The Company’s sales increased during fiscal 2021 primarily due to strong subscription and subscription services sales, including the following:

o	All Access Pass subscription and subscription services sales grew 41% to $32.0 million in the fourth quarter, and grew 24% to $112.5 million for the full fiscal year.
o	Leader in Me subscription sales increased 52% to $8.8 million in the fourth quarter and increased 7% to $25.5 million for the full fiscal year.
o	The sum of billed and unbilled deferred revenue at August 31, 2021 grew 27% to $127.4 million, compared with August 31, 2020.

▪

On the strength of increased sales and a strong gross margin percentage associated with increased subscription sales, gross profit for the fourth quarter increased 41% to $53.3 million in 2021 compared with $37.9 million in 2020, and $47.5 million in fiscal 2019.  Full-year gross profit increased 19%, or $27.5 million, to $172.9 million.

▪	Adjusted EBITDA increased 18% to $10.6 million in the fourth quarter of fiscal 2021 compared with $8.9 million in fiscal 2020, and increased 96% to $28.0 million for full year fiscal 2021.
▪	These strong operating results increased the Company’s pre-tax income to $3.9 million in fiscal 2021 compared with $3.2 million in 2020.
▪	Cash flows from operating activities for the fiscal year ended August 31, 2021 increased 68% to $46.2 million compared with $27.6 million in the prior year.

Paul Walker, President and Chief Executive Officer, commented, “Our fourth quarter and full fiscal year results were strong, and even stronger than expected, reflecting the strength, quality, and durability of Franklin Covey’s value proposition and subscription business.  This impressive performance was driven by the continued success of our subscription model as we achieved double-digit sales growth in the fourth quarter and for fiscal 2021.”

Walker continued, “The ongoing strength of our subscription business was reflected in every income category, including sales, deferred sales (billed and unbilled), gross profit, Adjusted EBITDA, and net income.  Our cash flows from operating activities for the fiscal year increased 68% to $46.2 million compared with $27.6 million in fiscal 2020.  At August 31, 2021, we had $47.4 million of cash and over $62 million in liquidity. We believe the outstanding finish to fiscal 2021 provides considerable momentum as we enter fiscal 2022 and we look forward to increasing sales, profitability, and cash flows.”

Bob Whitman, Executive Chairman and Chairman of the Board added, “We expect three factors will continue to drive significant growth in our subscription and subscription service business.  First: driven by growth in All Access Pass and Leader in Me subscription and subscription services, we expect substantially all of the Company’s sales to be subscription based within 3-4 years; second: we expect the already significant lifetime customer value of our All Access Passholders to continue to increase; and third: we expect the volume of new All Access Pass logos to grow significantly as we invest in and integrate new capabilities and content, and continue to aggressively grow our sales force.  As the conversion to a subscription and subscription services model progresses, we expect nearly all areas of the Company to be able to generate the same kinds of growth in revenue, gross profit, revenue retention, and customer impact we have achieved in our North American subscription business over the past five years.  We believe the continued expansion of our subscription business will provide significant and long-lasting organizational benefits for our clients and create additional value for our shareholders.”

Financial Overview

The following is a summary of financial results for the fourth quarter ended August 31, 2021:

▪

Net Sales:  Consolidated sales for the quarter ending August 31, 2021 increased 41% to $68.9 million, compared with $49.0 million in the fourth quarter of fiscal 2020.  The Company was pleased with the continued strength of the All Access Pass and Leader in Me subscription-based services and believes its electronic delivery capabilities (including the delivery of subscription services live-online) of these offerings have allowed its business performance to remain strong even during the ongoing pandemic.  For the fourth quarter of fiscal 2021, Enterprise Division sales grew 34%, or $11.8 million, to $46.0 million compared with $34.3 million in the prior year.  AAP sales increased 27%, AAP subscription and subscription services sales increased 41%, and annual revenue retention remained strong at greater than 90%.  Education Division sales grew 59%, or $7.8 million, to $21.0 million compared with $13.2 million in the fourth quarter of the prior year.  Education Division sales grew on the strength of increased coaching days delivered, increased material sales, and increased membership revenues.  During the fourth quarter of fiscal 2021 the Company was encouraged by continuing signs of economic recovery in the United States and many of the other countries in which it operates as companies, schools, and individuals are adapting, and the positive effect of vaccinations is enabling certain economies to open and recover.  As a result of improving conditions, sales improved in each of the Company’s operating segments compared with the fourth quarter of fiscal 2020.  The Company remains optimistic about the future and looks forward to continued recovery from the pandemic in fiscal 2022.

▪

Deferred Subscription Revenue and Unbilled Deferred Revenue:  At August 31, 2021, the Company had $127.4 million of billed and unbilled deferred subscription revenue, a 27%, or $27.2 million increase over August 31, 2020.  This total includes $77.0 million of deferred subscription revenue which was on its balance sheet, a 27%, or $16.5 million increase compared with deferred subscription revenue at August 31, 2020.  At August 31, 2021, the Company had $50.4 million of unbilled deferred revenue, a 27%, or $10.8 million increase compared with $39.6 million of unbilled deferred revenue at August 31, 2020.  Included in these numbers is an increasing number of multi-year AAP contracts.  Through August 31, 2021, more than 40% of North American AAP contracts are multi-year contracts, representing more than 50% of North American AAP subscription revenue.  Unbilled deferred revenue represents business (typically multi-year contracts) that is contracted but unbilled, and excluded from the Company’s balance sheet.

▪

Gross profit:  Gross profit for the fourth quarter of fiscal 2021 was $53.3 million compared with $37.9 million in the prior year.  The Company’s gross margin for the quarter ended August 31, 2021 remained strong and was consistent with the prior year at 77.3%, reflecting continued strong subscription sales in the mix of overall revenues.  Gross profit increased due to improved sales as described above.

▪

Operating Expenses:  The Company’s operating expenses for the fourth quarter of fiscal 2021 increased $14.8 million compared with the fourth quarter of fiscal 2020, which was primarily due to a $13.9 million increase in selling, general, and administrative (SG&A) expenses and a $2.6 million increase in stock-based compensation expense.  The Company’s SG&A expenses increased primarily due to increased variable compensation, including commissions, bonuses, and incentives resulting from increased sales and improved operating results; increased associate costs from additional sales and sales support personnel; and increased content and product development expense.  Due to uncertainties related to the COVID-19 pandemic and recovery from the pandemic, in May 2020 the Company determined that its stock-based compensation awards related to Adjusted EBITDA would not vest before they expired and previously recognized compensation expense from these awards was reversed.  These Adjusted EBITDA based awards were modified in the first quarter of fiscal 2021 and the Company has recognized stock-based compensation expense on these awards following the modification date.

▪

Operating Income:  As a result of increased sales and improved gross margin, the Company’s income from operations for the quarter ended August 31, 2021 improved 15% to $4.3 million compared with $3.7 million in the fourth quarter of fiscal 2020.

▪

Income Taxes:  The Company’s income tax provision for the quarter ended August 31, 2021 was $2.1 million compared with $2.2 million in the prior year.  The Company’s effective income tax rate decreased to 53.2% compared with 69.6% in the fourth quarter of fiscal 2020 primarily due to increased pre-tax income compared with fiscal 2020, as less pre-tax income amplifies the impact of permanent differences on the Company’s effective tax rate.

▪

Net Income:  As a result of the factors described above, the Company’s fourth quarter net income improved 84% to $1.8 million, or $0.13 per diluted share, compared with $1.0 million, or $0.07 per diluted share, in the fourth quarter of the prior year.

▪

Adjusted EBITDA:  Adjusted EBITDA for the fourth quarter of fiscal 2021 improved 18%, or $1.6 million, to $10.6 million compared with $8.9 million in the fourth quarter of the prior year, reflecting increased sales and improved margins.

▪

Cash Flows, Liquidity, and Financial Position Remain Strong:  The Company’s balance sheet and liquidity position remained strong with $47.4 million of cash at August 31, 2021, and no borrowings on its $15.0 million line of credit, compared with $27.1 million of cash with no borrowings on its line of credit at August 31, 2020.  Cash flows from operating activities for fiscal 2021 increased 68% to $46.2 million, despite the challenging global economic environment during fiscal 2021.

Fiscal 2021 Financial Results

Consolidated revenue for the year ended August 31, 2021 was $224.2 million compared with $198.5 million in fiscal 2020.  The Company’s fiscal 2021 revenues increased primarily due to strong sales of its subscription and subscription services.  Despite the challenging economic and operating environment in fiscal 2021, the Company’s All Access Pass and Education Division subscription revenues increased substantially compared with the prior year.  Enterprise Division sales for the year increased 14%, or $20.4 million, to $168.6 million compared with $148.2 million in the prior year, and were primarily driven by increased AAP revenues and recovering international direct office and licensee sales.  All Access Pass subscription revenues grew 18% compared with the prior year and subscription and subscription service revenues increased 24% over fiscal 2020.  While many countries continue to be in various stages of lockdown, the Company has seen international sales performance increase steadily during fiscal 2021, and the Company remains optimistic about the continued recovery of its international operations during fiscal 2022.  Education Division revenues increased 13%, or $5.5 million, to $48.9 million compared with $43.4 million in fiscal 2020.  During fiscal 2021, the Education Division added 574 new Leader in Me schools, a 79% increase over fiscal 2020, and retained over 92% of its existing Leader in Me schools.  Education Division subscription revenue increased 7% compared with fiscal 2020 and material and non-contractual coaching days delivered, increased compared with fiscal 2020.  Consolidated gross profit for fiscal 2021 increased 19% to $172.9 million compared with $145.4 million in fiscal 2020.  Gross margin in fiscal 2021 improved 388 basis points to 77.1% of sales compared with 73.3% in fiscal 2020, reflecting increased subscription and subscription service revenues in the overall mix of sales.

Operating expenses in fiscal 2021 increased $22.5 million compared with fiscal 2020, primarily due to a $15.0 million increase in SG&A expenses and a $9.2 million increase stock-based compensation expense (primarily from modified stock awards as described above).  Increased SG&A expense was primarily due to increased variable compensation, including commissions, bonuses, and incentives resulting from increased sales and improved operating results; increased associate costs from additional sales and sales support personnel; and increased content and product development expense.  The Company’s income from operations for fiscal 2021 improved 165%, or $5.0 million, to $8.1 million compared with $3.1 million in the prior year.  The Company’s income tax expense in fiscal 2020 was primarily the result of increasing the valuation allowance against deferred income tax assets due to three-year cumulative pre-tax losses combined with expected disruptions and negative impacts to the business resulting from the COVID-19 pandemic and uncertainties related to recovery from the pandemic.  However, during fiscal 2021 the Company’s performance exceeded expectations, which returned it to three-year cumulative pre-tax income.  After consideration of these circumstances and the relevant accounting literature, the Company reduced the valuation allowance against its deferred tax assets, which primarily accounts for the income tax benefit recorded in fiscal 2021.  Including the impact of this income tax benefit in fiscal 2021, the Company reported net income of $13.6 million, or $0.96 per diluted share, for fiscal 2021, compared with a net loss of $(9.4) million, or $(0.68) per share, in fiscal 2020.  Adjusted EBITDA for the fiscal year ended August 31, 2021 increased 96%, or $13.7 million, to $28.0 million compared with $14.3 million in fiscal 2020.

Fiscal 2022 Outlook

Based on the Company’s strong performance and momentum generated in fiscal 2021, the Company expects fiscal 2022 Adjusted EBITDA to total between $34.0 million and $36.0 million.  The middle of this range reflects 25% growth in Adjusted EBITDA compared with the $28.0 million achieved in fiscal 2021.  The Company remains confident the strength of the All Access Pass and Leader in Me membership subscriptions, which have driven Franklin Covey’s growth trajectory across recent years, and which have remained strong during the pandemic, will drive continued growth in fiscal 2022 and subsequent years.

Earnings Conference Call

On Tuesday, November 9, 2021, at 5:00 p.m. Eastern (3:00 p.m. Mountain) Franklin Covey will host a conference call to review its financial results for the fourth quarter and fiscal 2021, which ended on August 31, 2021.  Interested persons may participate by dialing 800-708-4539 (International participants may dial 847-619-6396), access code: 50245591.  Alternatively, a webcast will be accessible at the following Web site: https://edge.media-server.com/mmc/p/bkx8v6kx.  A replay of the webcast will remain accessible through November 23, 2021 on the Investor Relations area of the Company’s Web site.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability and other goals relating to the growth and operations of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the severity and duration of global business disruptions from the COVID-19 outbreak; the ability of the Company to operate effectively during and in the aftermath of the COVID-19 pandemic; expectations regarding the economic recovery from the pandemic; renewals of subscription contracts; the impact of deferred revenues on future financial results; market acceptance of new products or services, including new AAP portal upgrades; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

This earnings release includes the concept of adjusted earnings before interest, income taxes, depreciation, and amortization (Adjusted EBITDA) which is a non-GAAP measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income taxes, intangible asset amortization, depreciation, stock-based compensation expense, and certain other items such as adjustments to the fair value of expected contingent consideration liabilities arising from business acquisitions.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  Refer to the attached table for the reconciliation of a non-GAAP financial measure, Adjusted EBITDA, to consolidated net income (loss), a related GAAP financial measure.

The Company is unable to provide a reconciliation of the above forward-looking estimate of non-GAAP Adjusted EBITDA to GAAP measures because certain information needed to make a reasonable forward-looking estimate is difficult to obtain and dependent on future events which may be uncertain, or out of the Company’s control, including the amount of AAP contracts invoiced, the number of AAP contracts that are renewed, necessary costs to deliver the Company’s offerings, such as unanticipated curriculum development costs, and other potential variables.  Accordingly, a reconciliation is not available without unreasonable effort.

About Franklin Covey Co.

Franklin Covey Co. (NYSE: FC) is a global public company, specializing in organizational performance improvement.  We help organizations achieve results that require lasting changes in human behavior.  Our world-class solutions enable greatness in individuals, teams, and organizations and are accessible through the FranklinCovey All Access Pass®.  These solutions are available across multiple delivery modalities, including online presentations, in 21 languages.  Clients have included organizations in the Fortune 100,  Fortune 500, thousands of small and mid-sized businesses, numerous government entities, and educational institutions.  FranklinCovey has directly owned and licensee partner offices providing professional services in more than 160 countries and territories.

Investor Contact: Franklin Covey Steve Young 801-817-1776 investor.relations@franklincovey.com	Media Contact: Franklin Covey Debra Lund 801-817-6440 Debra.Lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Statements of Operations
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2021	2020	2021	2020

Net sales	$68,945	$48,994	$224,168	$198,456
Cost of sales	15,677	11,140	51,266	53,086
Gross profit	53,268	37,854	172,902	145,370

Selling, general, and administrative	42,676	28,749	144,988	129,979
Stock-based compensation	3,490	887	8,617	(573)
Restructuring costs	-	1,636	-	1,636
Depreciation	1,286	1,739	6,190	6,664
Amortization	1,503	1,102	5,006	4,606
Income from operations	4,313	3,741	8,101	3,058

Interest expense, net	(449)	(515)	(2,026)	(2,262)
Income before income taxes	3,864	3,226	6,075	796

Income tax benefit (provision)	(2,057)	(2,246)	7,548	(10,231)
Net income (loss)	$1,807	$980	$13,623	$(9,435)

Net income (loss) per common share:
Basic	$0.13	$0.07	$0.97	$(0.68)
Diluted	0.13	0.07	0.96	(0.68)

Weighted average common shares:
Basic	14,156	13,876	14,090	13,892
Diluted	14,175	13,941	14,143	13,892

Other data:
Adjusted EBITDA(1)	$10,556	$8,909	$27,958	$14,284

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, stock-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to a comparable GAAP equivalent, refer to the Reconciliation of Net Income (Loss) to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2021	2020	2021	2020
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$1,807	$980	$13,623	$(9,435)
Adjustments:
Interest expense, net	449	515	2,026	2,262
Income tax provision (benefit)	2,057	2,246	(7,548)	10,231
Amortization	1,503	1,102	5,006	4,606
Depreciation	1,286	1,739	6,190	6,664
Stock-based compensation	3,490	887	8,617	(573)
Business acquisition costs	-	-	300	-
Increase (decrease) in the fair value of contingent
consideration liabilities	28	318	193	(49)
Restructuring costs	-	1,636	-	1,636
Government COVID assistance	(64)	(514)	(299)	(514)
Gain from insurance settlement	-	-	(150)	(933)
Knowledge Capital wind-down costs	-	-	-	389

Adjusted EBITDA	$10,556	$8,909	$27,958	$14,284

Adjusted EBITDA margin	15.3%	18.2%	12.5%	7.2%

FRANKLIN COVEY CO.
Additional Financial Information
(in thousands and unaudited)

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2021	2020	2021	2020
Sales by Division/Segment:
Enterprise Division:
Direct offices	$44,422	$32,936	$159,608	$139,780
International licensees	1,616	1,332	9,036	8,451
	46,038	34,268	168,644	148,231
Education Division	21,028	13,215	48,902	43,405
Corporate and other	1,879	1,511	6,622	6,820

Consolidated	$68,945	$48,994	$224,168	$198,456

Gross Profit by Division/Segment:
Enterprise Division:
Direct offices	$36,215	$26,924	$129,416	$108,144
International licensees	1,273	983	7,727	6,679
	37,488	27,907	137,143	114,823
Education Division	15,262	9,271	32,771	27,099
Corporate and other	518	676	2,988	3,448

Consolidated	$53,268	$37,854	$172,902	$145,370

Adjusted EBITDA by Division/Segment:
Enterprise Division:
Direct offices	$6,211	$6,899	$27,948	$17,694
International licensees	(11)	(290)	3,586	2,406
	6,200	6,609	31,534	20,100
Education Division	6,823	3,617	4,818	(90)
Corporate and other	(2,467)	(1,317)	(8,394)	(5,726)

Consolidated	$10,556	$8,909	$27,958	$14,284

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	August 31,	August 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$47,417	$27,137
Accounts receivable, less allowance for
doubtful accounts of $4,643 and $4,159	70,680	56,407
Inventories	2,496	2,974
Prepaid expenses and other current assets	16,115	15,146
Total current assets	136,708	101,664

Property and equipment, net	11,525	15,723
Intangible assets, net	50,097	47,125
Goodwill	31,220	24,220
Deferred income tax assets	4,951	1,094
Other long-term assets	15,153	15,611
	$249,654	$205,437

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of notes payable	$5,835	$5,000
Current portion of financing obligation	2,887	2,600
Accounts payable	6,948	5,622
Deferred subscription revenue	74,772	59,289
Other deferred revenue	11,117	7,389
Accrued liabilities	34,980	22,628
Total current liabilities	136,539	102,528

Notes payable, less current portion	12,975	15,000
Financing obligation, less current portion	11,161	14,048
Other liabilities	8,741	9,110
Deferred income tax liabilities	375	5,298
Total liabilities	169,791	145,984

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	214,888	211,920
Retained earnings	63,591	49,968
Accumulated other comprehensive income	709	641
Treasury stock at cost, 12,889 and 13,175 shares	(200,678)	(204,429)
Total shareholders' equity	79,863	59,453
	$249,654	$205,437